Exhibit 8.01

+1 212.715.1000 +1 212.715.1399 Fax 399 Park Avenue New York, NY 10022-4690

September 14, 2011

FNB United Corp.

150 South Fayetteville Street

Asheboro, NC 27203

Ladies and Gentlemen:

We are tax counsel to FNB United Corp. (“FNB”), a North Carolina corporation, and have been asked to render an opinion on certain United States federal income tax consequences of the proposed merger (the “Merger”) of Gamma Merger Corporation (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of FNB, with and into Bank of Granite Corporation (“Granite”), a Delaware corporation. The Merger is to be carried out in accordance with the terms of the Agreement and Plan of Merger dated as of April 26, 2011, by and among FNB, Granite and Merger Sub (the “Merger Agreement”). Unless otherwise indicated, capitalized terms used but not defined herein have the meaning set forth in the Merger Agreement.

With your permission, we have assumed, for purposes of our opinion, that (1) the Merger will be consummated in accordance with (a) the terms, conditions and other provisions of the Merger Agreement and (b) the descriptions contained in the Form S-4 Registration Statement and the accompanying proxy statement and prospectus prepared in connection with the Merger as amended through the date of this letter (the “Registration Statement”); (2) none of the terms and conditions set forth or described in the Merger Agreement or Registration Statement have been or will be modified in any respect; (3) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in this letter (an advanced copy of which has been provided to you), (b) in letters to us dated the date hereof from FNB and Granite, (c) in the Merger Agreement and (d) in the Registration Statement, are true, accurate and complete, and will be true, accurate and complete at the effective time of the Merger; (4) the Merger Agreement represents the full and complete agreement among FNB, Granite and Merger Sub regarding the Merger; (5) there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement and (6) the Merger will be a statutory merger in accordance with the applicable provisions of the Delaware General Corporation Law.

In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as

September 14, 2011 Page 2

originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth in this letter which might have been disclosed by independent verification.

Based on the foregoing, and subject to the qualifications and other matters set forth in this letter, and to the qualifications set forth in the “Material United States Federal Income Tax Consequences of the Merger” section of the Registration Statement, it is our opinion that for United States federal income tax purposes:

(a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code) or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code; and

(b) holders of Granite Common Stock who receive FNB Common Stock in the Merger in exchange for all of their shares of Granite Common Stock will not recognize any gain or loss with respect to the shares of FNB Common Stock received.

Our opinion is limited to the foregoing United States federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion, and you must judge whether the matters addressed herein are sufficient for your purposes. We do not address any other United States federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state, local or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

Our opinion is based on the understanding that, at the effective time of the Merger, the relevant facts will be as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

Our opinion is also based on the Code, Treasury Regulations, case law and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and any such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Moreover, our opinion is not binding on the Internal Revenue Service or the courts. We undertake no responsibility to update or supplement this opinion.

This opinion letter is being rendered to FNB solely in connection with the filing of the Registration Statement. We hereby consent to the filing with the Securities and Exchange

September 14, 2011 Page 3

Commission of this opinion as an exhibit to the Registration Statement, and to the use of our name under the heading “Material United States Federal Income Tax Consequences of the Merger.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Arnold & Porter LLP